Exhibit 99.1

1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS
SECOND QUARTER RESULTS

THOUSAND OAKS, Calif. – July 25, 2013 – Teledyne Technologies Incorporated (NYSE:TDY)

•	All-time record quarterly sales of $601.0 million

•	Record second quarter earnings per share of $1.13

•	Instrumentation segment operating profit increased 33.9%

•	Raising full year 2013 GAAP earnings outlook to $4.50 to $4.55 per share from $4.47 to $4.51

Teledyne today reported second quarter 2013 sales of $601.0 million, compared with sales of $518.5 million for the second quarter of 2012, an increase of 15.9%. Net income attributable to Teledyne was $42.9 million ($1.13 per diluted share) for the second quarter of 2013, compared with $39.5 million ($1.06 per diluted share) for the second quarter of 2012, an increase of 8.6%.

“Quarterly sales were an all-time record and increased 15.9% compared to last year.  Due to record sales to commercial and international customers, we also achieved reasonable organic growth of 2.9% in the quarter,” said Robert Mehrabian, chairman, president and chief executive officer. “Largely due to recent acquisitions and charges associated with cost reduction efforts, margins declined compared to last year.  However, overall operating margin increased 45 basis points sequentially from the first quarter of 2013.  Quarter-end backlog remained over $1.0 billion, and free cash flow of $92.8 million was very strong.  Given the challenging global economy, we remain very focused on keeping our cost structure low.  Year to date, we have incurred $4.2 million in pretax charges related to severance and facility consolidations, but have been able to cover such costs with increased earnings.  Finally, integration of our recent acquisitions is progressing very well.  Yesterday, we announced that Teledyne LeCroy demonstrated the world’s first 100 GHz oscilloscope.  The ability to capture real-time electronic signals at a bandwidth of over 100 GHz is truly an industry milestone, one of many for Teledyne LeCroy over the years.”

Review of Operations (Comparisons are with the second quarter of 2012, unless noted otherwise. The 2012 results reflect a revised segment reporting structure.)

Instrumentation
The Instrumentation segment’s second quarter 2013 sales were $257.7 million, compared with $179.6 million, an increase of 43.5%. Second quarter 2013 operating profit was $41.1 million, compared with $30.7 million, an increase of 33.9%.

The second quarter 2013 sales increase resulted from higher sales of both marine and electronic test and measurement instrumentation. The higher sales of $31.7 million for marine instrumentation reflected increased sales of marine acoustic sensors and systems, as well as interconnect systems used in offshore energy production, and also included a total of $20.7 million in incremental revenue from recent acquisitions including the March 2013 acquisition of RESON A/S (“RESON”). Sales of $46.4 million for electronic test and measurement instrumentation resulted from the August 2012 acquisition of LeCroy Corporation (“LeCroy”). Sales for environmental instrumentation were $65.7 million for both quarters. The increase in operating profit reflected the impact of higher sales, partially offset by $2.0 million in additional intangible asset amortization.

Digital Imaging
The Digital Imaging segment’s second quarter 2013 sales were $104.3 million, compared with $110.9 million, a decrease of 6.0%. Operating profit was $7.9 million for the second quarter of 2013, compared with $7.5 million, an increase of 5.3%.

The 2013 sales decrease primarily reflected lower sales of imagers for remote sensing, LIDAR systems and MEMS products, partially offset by increased sales of infrared sensors and optics. Operating profit in 2013 primarily reflected improved profitability for LIDAR systems, partially offset by $0.4 million in severance costs.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s second quarter 2013 sales were $169.5 million, compared with $151.6 million, an increase of 11.8%. Operating profit was $20.6 million for the second quarter of 2013, compared with $21.8 million, a decrease of 5.5%.

The 2013 sales increase reflected higher sales of $11.3 million from microwave and interconnect systems. The increase also resulted from increased sales of $6.2 million from avionics products and electronic relays and $0.4 million of greater sales of electronic manufacturing service products. Operating profit in 2013 decreased and reflected $1.5 million for severance and facility consolidation costs associated with certain defense electronics businesses and $0.4 million in higher net pension expense, partially offset by the impact of higher sales.

Engineered Systems
The Engineered Systems segment’s second quarter 2013 sales were $69.5 million compared with $76.4 million, a decrease of 9.0%. Operating profit was $5.7 million for the second quarter 2013, compared with $7.4 million, a decrease of 23.0%.

The second quarter 2013 sales decrease reflected lower sales of engineered products and services of $7.0 million and lower energy systems sales of $2.6 million, partially offset by higher sales of $2.7 million related to turbine engines. Operating profit in the second quarter of 2013 reflected the impact of lower sales and $1.1 million in higher net pension expense.

Additional Financial Information
Cash Flow
Cash provided by operating activities was $112.8 million for the second quarter of 2013, compared with $69.0 million. The higher cash provided by operating activities in the second quarter of 2013 primarily reflected the timing of accounts receivable collections, cash provided from the 2012 LeCroy acquisition, partially offset by higher income tax payments. Free cash flow (cash provided by operating activities less capital expenditures) was $92.8 million for the second quarter of 2013, compared with $51.9 million and reflected higher cash provided by operating activities. At June 30, 2013, total debt was $628.1 million, which included $151.4 million drawn on the $750.0 million credit facility, $250.0 million in senior notes, $200.0 million in term loans, $13.8 million in other debt and $12.9 million in capital lease obligations. Cash and cash equivalents were $70.1 million at June 30, 2013. The company received $2.4 million from the exercise of employee stock options in the second quarter of 2013, compared with $1.7 million. Capital expenditures for the second quarter of 2013 were $20.0 million, compared with $17.1 million. Depreciation and amortization expense for the second quarter of 2013 was $22.1 million, compared with $18.1 million.

On May 8, 2013, a subsidiary of Teledyne acquired Axiom IC B.V., for an initial payment of $4.0 million, net of cash acquired, with an additional $1.3 million expected to be paid in equal installments over three years. The acquisition was funded from borrowings under the credit facility.

Free Cash Flow(a)	Second Quarter
(in millions, brackets indicate use of funds)	2013	2012
Cash provided by operating activities	$112.8	$69.0
Capital expenditures for property, plant and equipment	(20.0)	(17.1)
Free cash flow	$92.8	$51.9
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of pension contributions on a net of tax basis. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow, including the impact of voluntary and required pension contributions.

Pension
Pension expense was $4.4 million for the second quarter of 2013 compared with $1.6 million. The increase in pension expense primarily reflected the impact of using a 4.4% discount rate to determine the benefit obligation for the domestic plan in 2013 compared with a 5.5% discount rate used in 2012. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $3.6 million for the second quarter of 2013 compared with $2.7 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.

Income Taxes
The effective tax rate for the second quarter of 2013 was 27.6% compared with 30.5%. The decrease reflected a change in the proportion of domestic and international income, as well as $0.9 million in net tax benefits for discrete items in the second quarter of 2013. Excluding the net tax benefits in the second quarter of 2013, the effective tax rate would have been 29.1%.

Stock Option Compensation Expense
For the second quarter of 2013, the company recorded a total of $2.8 million in stock option expense, of which $1.8 million was recorded in the operating segment results and $1.0 million was recorded as corporate expense. For the second quarter of 2012, the company recorded a total of $2.0 million in stock option expense, of which $1.4 million was recorded in the operating segment results and $0.6 million was recorded as corporate expense.

Other
In the second quarter of 2013, the company incurred total severance and facility consolidation costs of $2.1 million. Interest expense, net of interest income, was $5.1 million for the second quarter of 2013, compared with $4.1 million, and primarily reflected higher debt levels. Corporate expense was $10.4 million for the second quarter of 2013, compared with $7.7 million and reflected higher compensation and professional fees expense. Other income and expense was less than $0.1 million for the second quarter of 2013, compared with income of $1.4 million. Other income and expense in the second quarter of 2012 included a $0.6 million gain on the purchase of the majority interest in the parent company of Optech Incorporated.

Outlook
Based on its current outlook, the company’s management believes that third quarter 2013 earnings per diluted share will be in the range of approximately $1.10 to $1.15, inclusive of estimated pretax severance and facility consolidation costs of $3.2 million, partially offset by $1.9 million of anticipated net tax benefits. The full year 2013 earnings per diluted share outlook is expected to be in the range of approximately $4.50 to $4.55, inclusive of estimated pretax severance and facility consolidation costs during full year 2013 of $9.1 million. The company’s effective tax rate for 2013 is expected to be 29.5%, before discrete items.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, product sales, capital expenditures, pension matters, stock option compensation expense, interest expense, severance and facility consolidation costs, taxes, and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.

Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; and cuts to defense spending resulting from future deficit reduction measures, including potential automatic cuts to defense spending that have been triggered by the Budget Control Act of 2011. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could negatively affect the company’s businesses that supply the oil and gas industry. In addition, financial market fluctuations affect the value of the company’s pension assets.

Changes in the policies of U.S. and foreign governments could result, over time, in reductions and realignment in defense or other government spending and further changes in programs in which the company participates.

While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.

While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.

Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2012 Annual Report on Form 10-K and subsequent Quarterly Form 10-Q. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.

A live webcast of Teledyne’s second quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, July 25, 2013. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Thursday, July 25, 2013.

Investor Contact:	Jason VanWees
(805) 373-4542

Media Contact:	Robyn McGowan
(805) 373-4540

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JUNE 30, 2013 AND JULY 1, 2012
(Unaudited, - in millions, except per share amounts)

	Second Quarter	Second Quarter	Six Months	Six Months
	2013	2012	2013	2012
Net sales	$601.0	$518.5	$1,170.4	$1,012.5
Costs and expenses:
Costs of sales	383.6	343.0	749.0	671.1
Selling, general and administrative expenses	152.5	115.8	297.6	226.2
Total costs and expenses	536.1	458.8	1,046.6	897.3
Income before other expense and income taxes	64.9	59.7	123.8	115.2
Other income/(expense), net	—	1.4	(0.5)	1.0
Interest and debt expense, net	(5.1)	(4.1)	(10.5)	(8.1)
Income before income taxes	59.8	57.0	112.8	108.1
Provision for income taxes	16.5	17.4	29.7	32.9
Net income	43.3	39.6	83.1	75.2
Noncontrolling interest	(0.4)	(0.1)	0.2	—
Net income attributable to Teledyne	$42.9	$39.5	$83.3	$75.2

Diluted earnings per common share	$1.13	$1.06	$2.20	$2.02
Weighted average diluted common shares outstanding	38.0	37.3	37.9	37.3

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT (a)
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JUNE 30, 2013 AND JULY 1, 2012
(Unaudited, - in millions)

	Second Quarter	Second Quarter	% Change	Six Months	Six Months	% Change
	2013	2012		2013	2012
Net sales:
Instrumentation	$257.7	$179.6	43.5%	$490.4	$354.8	38.2%
Digital Imaging	104.3	110.9	(6.0)%	206.7	205.1	0.8%
Aerospace and Defense Electronics	169.5	151.6	11.8%	332.6	301.8	10.2%
Engineered Systems	69.5	76.4	(9.0)%	140.7	150.8	(6.7)%
Total net sales	$601.0	$518.5	15.9%	$1,170.4	$1,012.5	15.6%
Operating profit and other segment income:
Instrumentation	$41.1	$30.7	33.9%	$77.7	$66.3	17.2%
Digital Imaging	7.9	7.5	5.3%	13.1	11.8	11.0%
Aerospace and Defense Electronics	20.6	21.8	(5.5)%	40.8	40.7	0.2%
Engineered Systems	5.7	7.4	(23.0)%	12.1	13.6	(11.0)%
Segment operating profit and other segment income	75.3	67.4	11.7%	143.7	132.4	8.5%
Corporate expense	(10.4)	(7.7)	35.1%	(19.9)	(17.2)	15.7%
Other income/(expense), net	—	1.4	(100.0)%	(0.5)	1.0	*
Interest and debt expense, net	(5.1)	(4.1)	24.4%	(10.5)	(8.1)	29.6%
Income before income taxes	59.8	57.0	4.9%	112.8	108.1	4.3%
Provision for income taxes	16.5	17.4	(5.2)%	29.7	32.9	(9.7)%
Net income	43.3	39.6	9.3%	83.1	75.2	10.5%
Noncontrolling interest	(0.4)	(0.1)	300.0%	0.2	—	*
Net income attributable to Teledyne	$42.9	$39.5	8.6%	$83.3	$75.2	10.8%
*     not meaningful

(a)	Our previously reported 2012 fiscal year segment data has been restated to reflect a revised segment reporting structure adopted in the second quarter of 2013.

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(Current period unaudited – in millions)

	June 30, 2013	December 30, 2012
ASSETS
Cash and cash equivalents	$70.1	$45.8
Accounts receivable, net	346.7	350.3
Inventories, net	293.7	281.2
Deferred income taxes, net	33.9	39.8
Prepaid expenses and other assets	33.9	27.7
Total current assets	778.3	744.8
Property, plant and equipment, net	354.4	349.5
Goodwill and acquired intangible assets, net	1,277.2	1,255.9
Other assets, net	104.2	56.2
Total assets	$2,514.1	$2,406.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$156.5	$148.6
Accrued liabilities	244.5	256.7
Current portion of long-term debt and capital leases	1.9	2.0
Total current liabilities	402.9	407.3
Long-term debt and capital lease obligations	626.2	556.2
Other long-term liabilities	204.4	239.5
Total liabilities	1,233.5	1,203.0
Total stockholders’ equity	1,280.6	1,203.4
Total liabilities and stockholders’ equity	$2,514.1	$2,406.4

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF QUARTERLY SEGMENT NET SALES AND OPERATING PROFIT
FOR FISCAL YEARS 2012 AND 2011
REFLECTS THE REVISED SEGMENT REPORTING STRUCTURE(a)
(Unaudited, - in millions)

	First Quarter 2012	Second Quarter 2012	Third Quarter 2012	Fourth Quarter 2012	Total Year 2012
Net sales:
Instrumentation	$175.2	$179.6	$206.3	$243.6	$804.7
Digital Imaging	94.2	110.9	108.1	102.7	415.9
Aerospace and Defense Electronics	150.2	151.6	151.7	151.8	605.3
Engineered Systems	74.4	76.4	81.3	69.3	301.4
Total Net Sales	$494.0	$518.5	$547.4	$567.4	$2,127.3

Operating profit and other segment income:
Instrumentation	$35.6	$30.7	$31.8	$47.9	$146.0
Digital Imaging	4.3	7.5	7.6	5.4	24.8
Aerospace and Defense Electronics	18.9	21.8	22.2	17.6	80.5
Engineered Systems	6.2	7.4	8.3	6.6	28.5
Segment operating profit and other segment income	$65.0	$67.4	$69.9	$77.5	$279.8

	First Quarter 2011	Second Quarter 2011	Third Quarter 2011	Fourth Quarter 2011	Total Year 2011
Net sales:
Instrumentation	$165.2	$160.9	$165.4	$156.7	$648.2
Digital Imaging	66.2	96.2	95.0	92.5	349.9
Aerospace and Defense Electronics	159.6	161.4	162.9	155.3	639.2
Engineered Systems	77.1	84.4	73.1	70.0	304.6
Total Net Sales	$468.1	$502.9	$496.4	$474.5	$1,941.9

Operating profit and other segment income:
Instrumentation	$33.5	$32.3	$33.8	$29.7	$129.3
Digital Imaging	3.9	7.6	2.3	2.3	16.1
Aerospace and Defense Electronics	20.1	22.5	23.2	21.6	87.4
Engineered Systems	6.6	8.6	6.4	6.5	28.1
Segment operating profit and other segment income	$64.1	$71.0	$65.7	$60.1	$260.9

(a)
Our previously reported segment data has been restated to reflect a revised segment reporting structure adopted in the second quarter of 2013. Two business units that were formally part of the Aerospace and Defense Electronics segment are now reported as part of the Instrumentation segment.